Exhibit 23

Independent Auditors' Consent

The Board of Directors

LaBarge, Inc.:

We consent to incorporation by reference in the registration statements No. 33-53583 and No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated August 15, 2003, with respect to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of June 29, 2003 and June 30, 2002, and the related consolidated statements of income, stockholders' equity and cash flows, and related schedule for each of the years in the three-year period ended June 29, 2003, which report appears in the June 29, 2003 annual report on Form 10-K/A of LaBarge, Inc.

Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

St. Louis, Missouri

September 11, 2003